Exhibit 10.5

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of September 8, 2014, by and among American Media, Inc., a Delaware corporation (the “Company”), AMI Parent Holdings LLC (“Parent”), Chatham Asset Management, LLC, a Delaware limited liability company (“CAM”), on behalf of itself and Chatham Asset High Yield Master Fund, Ltd. and Chatham Eureka Fund, L.P. (collectively, the “Chatham Holders”), and Omega Charitable Partnership, L.P., a limited partnership organized in the Cayman Islands (the “Omega Holder” and, together with the Chatham Holders, the “Noteholders”). References in this Agreement to each Chatham Holder shall be deemed to include CAM, as such Chatham Holder’s duly authorized representative, for purposes of fulfilling the Chatham Holders’ obligations hereunder. The Company and the Noteholders are collectively referred to herein as the “Parties” and individually as a “Party,” as the context requires.

WHEREAS, the Noteholders own (i) $7.8 million in aggregate principal amount of the Company’s 13½% Second Lien Senior Secured Notes due 2018 (the “Second Lien Notes”), issued by the Company pursuant to that certain indenture dated as of December 22, 2010, by and among the Company, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent (the “Second Lien Notes Trustee”), as supplemented by the first supplemental indenture dated as of May 13, 2011, the second supplemental indenture dated as of April 25, 2012 and the third supplemental indenture dated as of August 15, 2014 (the “Second Lien Notes Indenture”) and (ii) $113.3
million aggregate principal amount outstanding of 10% Second Lien Senior Secured PIK Notes due 2018 (the “Second Lien PIK Notes” and, together with the Second Lien Notes, the “Notes”) issued pursuant to that certain indenture dated as of October 2, 2013, among AMI, the Guarantors and Wilmington Trust, National Association, as trustee (the “Second Lien PIK Notes Trustee” and, in its capacity as both the Second Lien Notes Trustee and the Second Lien PIK Notes Trustee, the “Trustee”) and as collateral agent, as supplemented by the first supplemental indenture dated as of August 15, 2014 (as such agreement may be amended, restated or supplemented on the date hereof, the “Second Lien PIK Notes Indenture” and, together with the Second Lien Notes Indenture, the “Indentures”);

WHEREAS, the Noteholders wish to exchange (i) $7.8 million in aggregate principal amount of Second Lien Notes and (ii) $113.3 million in aggregate principal amount of Second Lien PIK Notes for Class A-1 Interests of Holdings (the “Interests”), in the amounts and for delivery to the entities set forth on Schedule B hereto (the “Exchange Interests”); and WHEREAS, Parent wishes to issue the Exchange Interests in exchange for the Notes upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the Parties hereby agree as follows:

SECTION 1. Exchange of Notes.

1.1.     The Exchange. On and subject to the satisfaction of the terms and conditions and the representations and warranties set forth in this Agreement, on the Closing Date Parent shall, in exchange and as full consideration for the Notes delivered to the Company by the Noteholders on the Closing Date, issue the Exchange Interests.

1.2    Closing. The closing of the exchange of the Notes for the Exchange Interests (the “Closing”) shall take place no later than September 8, 2014 at 5:00 p.m. (New York time) (the “Closing Date”). On the Closing Date:

(a) the Noteholders shall, severally and not jointly, surrender, transfer and deliver all outstanding Notes owned by the Noteholders to the Company via book-entry delivery in accordance with the instructions received from the Company. The Company shall then transfer and deliver such Notes to the Trustee to effect the cancellation of the Notes in accordance with the terms of the Indentures; and

(b) in exchange for the Notes delivered by the Noteholders, Parent shall issue and deliver the Exchange Interests in the amounts and for delivery to the entities and DTC accounts set forth on Schedule B hereto.

The transactions set forth in this Section 1.2 shall be deemed to take place concurrently with each other at the Closing. Neither the Company nor Parent will pay or owe any prepayment or redemption premium under the Indentures with respect to the Notes exchanged for Exchange Interests.

SECTION 2. Conditions of the Noteholders’ Obligations at the Closing. The obligation of the Noteholders to exchange the Notes for the Exchange Interests at the Closing is subject to the satisfaction (or waiver by the Noteholders) as of the Closing of the following conditions:

2.1     Representations and Warranties True. The representations and warranties contained in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Closing as though made as of the Closing Date (or, in the case of representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below), shall be true and correct on and as of the Closing Date).

2.2     Compliance with Covenants. Each of the Company and Parent shall have complied in all material respects with all of their respective covenants and agreements contained herein to be performed by each of them on or prior to the Closing Date.

2.3     No Prohibitions. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the consummation by the Company or Parent or, to the extent applicable, any Noteholder, of the exchange contemplated hereby, the issuance of the Exchange Interests or the transactions contemplated hereby intended to be consummated on the Closing Date.

2.4     Fees and Expenses. The Company shall have paid or cause to be paid, on or before the Closing Date, the reasonable and documented fees, charges and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP as provided for in Section 7 hereof.

SECTION 3. Conditions of the Obligations of the Company and Parent at the Closing. The obligations of the Company and Parent to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Company or Parent, as applicable) as of the Closing of the following conditions:

3.1     Representations and Warranties True. The representations and warranties contained in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Closing as though made as of the Closing Date (or, in the case of representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below), shall be true and correct on and as of the Closing Date).

3.2     Compliance with Covenants. Each Noteholder shall have complied in all material respects with all of its respective covenants and agreements contained herein to be performed by it on or prior to the Closing Date.

3.3     No Prohibitions. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the consummation by the Company or Parent or, to the extent applicable, any Noteholder, of the Exchange, the issuance of the Exchange Shares or the transactions contemplated hereby intended to be consummated on the Closing Date.

SECTION 4. Representations and Warranties of the Company. As a material inducement to the Noteholders to enter into this Agreement, the Company and Parent hereby jointly and severally represent and warrant to the Noteholders as follows:

4.1 Organization; Requisite Authority. Each of the Company and Parent is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of Delaware, and each of the Company and Parent is duly qualified as a foreign corporation or limited liability company, as applicable, to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to be so organized or qualified or be in good standing would not reasonable be expected to have a material adverse effect on the financial condition, business or results of operations of Parent and its subsidiaries, taken as a whole (a “Material Adverse Effect”). Each of the Company and Parent possesses all requisite power and authority necessary to consummate the transactions contemplated by this Agreement.

4.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by each of the Company and Parent. This Agreement, when executed and delivered by the Company and Parent in accordance with the terms hereof, shall constitute a valid and binding obligation of the Company and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles.

4.3 Validity of Shares. When issued and delivered in accordance with this Agreement, the Exchange Interests to be delivered under this Agreement shall be (i) duly and validly authorized, issued and outstanding, (ii) fully paid and non-assessable, (iii) free and clear of any liens and encumbrances. The Exchange Interests are being offered and sold pursuant to, and in compliance with, Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

4.4 Broker’s Fees. None of the Company, Parent, or any of the Company or Parent’s officers or directors has retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of the Company or Parent or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 5. Representations and Warranties of the Noteholders. As a material inducement to the Company and Parent to enter into this Agreement, each Noteholder hereby, severally and not jointly, represents and warrants to the Company and Parent as follows:

5.1 Organization; Requisite Authority. Each Noteholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Noteholder possesses all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and transfer the Notes to the Company, free and clear of any lien or encumbrance.

5.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by each Noteholder. This Agreement, when executed and delivered by each Noteholder in accordance with the terms hereof, shall constitute a valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles.

5.3 Ownership. Each Noteholder is the beneficial owner of the aggregate principal amount and any and all accrued and unpaid interest thereon, as the case may be, of the Notes as set forth on Schedule A. Such Noteholder further represents that such Notes are held through the book-entry facilities of DTC by the DTC participants set forth on Schedule A. Upon delivery to the Company of the Notes, and upon such Noteholder’s receipt of the Exchange Interests as consideration in respect thereof as set forth herein, in each case, pursuant to this Agreement, good and valid title to the Notes owned by such Noteholder will pass to the Company, free and clear of any liens, claims, encumbrances, security interests, options or charges of any kind.

5.4 Information; Consultation with Counsel and Advisors. Each Noteholder is entering into this Agreement as principal (and not as agent or in any other capacity); none of the Company, Parent or any of the Company’s or Parent’s affiliates or agents are acting as a fiduciary for it; it is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks. Each Noteholder (a) has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent such Noteholder has deemed necessary, (b) has received from the Company all necessary information relating to the Company and its business and had a reasonable opportunity to ask questions of and receive answers from officers and representatives of the Company concerning its financial condition and results of operations and the exchange of the Notes to which this Agreement relates, and any such questions have been answered to its satisfaction, (c) has had the opportunity to review all publicly available records and filings and all other documents concerning the Company that such Noteholder considers necessary or appropriate in making an investment decision, (d) has reviewed all information that it believes is necessary or appropriate in connection with the exchange of the Notes and (e) has conducted its own due diligence on the Company and the exchange and has made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as such Noteholder has deemed necessary and not upon any view expressed by or on behalf of the Company or Parent.

5.5 Broker’s Fees. None of the Noteholders has retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of such Noteholder or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 6. Termination. The obligation of the Parties to exchange the Notes for the Exchange Shares at the Closing may be terminated at any time prior to the Closing by the mutual written consent of the Parties.

SECTION 7. Fees and Expenses. The Company and Parent jointly and severally covenant and agree with the Noteholders that the Company will pay or cause to be paid, in connection with the transactions contemplated by this Agreement, at the Closing (or if earlier, upon termination of this Agreement), the reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Noteholders.

SECTION 8. Transfer Restrictions. Until the earlier of (i) termination of this Agreement pursuant to Section 6 above or (ii) 12:00 p.m. (New York time) on the date of public announcement of the exchange contemplated hereby by the Company on a Current Report on Form 8-K (which public announcement shall be made prior to 9:00 a.m. (New York time) on the first business day following the Closing), none of the Noteholders shall sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (or offer to undertake any of the foregoing), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of any Shares.

SECTION 9. Miscellaneous.

9.1 Obligations of Noteholders. The obligations hereunder of the Noteholders are several and not joint, and a breach by one Noteholder of the terms of this Agreement shall not release other Noteholders from terms of this Agreement or their obligations hereunder and shall not terminate this Agreement.

9.2 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request.

9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Party or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.4 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of facsimile transmission or “pdf” file thereof), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

9.5 Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

9.6 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

9.7 Amendment. This Agreement may be amended, modified or supplemented but only in writing (including a writing evidenced by a facsimile transmission or “pdf” file thereof) signed by the Party against which enforcement is sought.

9.8 APPLICABLE LAW; WAIVER OF JURY TRIAL; THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE. THE PARTIES HERETO AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT.

9.9 Submission to Jurisdiction. Each Party agrees that any suit, action or proceeding bought by it against the other Party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York, New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

9.10 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be sent to the Company and each Noteholder at the addresses set forth below:

The Company and Parent:

American Media, Inc.
1000 American Media Way
Boca Raton, Florida 33464
Attention: Chris Polimeni, Executive Vice President – Chief Financial Officer
and Treasurer
Email: cpolimeni@amilink.com
Fax: (877) 569-5998

and

American Media, Inc.
4 New York Plaza
New York, New York 10004
Attention: Eric Klee, Esq., General Counsel
Email: eklee@amilink.com
Fax: (212) 743-6590

The Noteholders:

To the Address under each Noteholder’s name
on Schedule A attached hereto

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Andrew N. Rosenberg, Esq. and Tracey A. Zaccone, Esq.
Email: arosenberg@paulweiss.com and tzaccone@paulweiss.com
Fax: (212) 757-3990

9.11 No Construction Against Draftsperson. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

AMERICAN MEDIA, INC.

/s/ Christopher Polimeni
Name: Christopher Polimeni
Executive Vice President, Chief Financial Officer and Treasurer

AMI PARENT HOLDINGS LLC

/s/ James Ruggerio, Jr.
Name: James Ruggerio, Jr.
President

CHATHAM ASSET MANAGEMENT, LLC

/s/ James Ruggerio, Jr.
Name: James Ruggerio, Jr.
Chief Operating Officer

OMEGA CHARITABLE PARTNERSHIP, L.P.
By: Omega Associates, LLC its Partner

/s/ David Bloom
Name: David Bloom
Member and authorized signatory